Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - JANUARY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (19,016.882 units) at December 31, 2001          $ 18,515,681
Additions of 993.277 units on January 31, 2002                        958,552
Redemptions of (18.000) units on January 31, 2002                     (17,371)
Offering Costs                                                        (13,807)
Net Income (Loss) - January 2002                                     (149,862)
                                                                 ------------

Net Asset Value (19,992.159 units) at January 31, 2002           $ 19,293,193
                                                                 ============

Net Asset Value per Unit at January 31, 2002                     $     965.04
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (149,863)
    Change in unrealized                                              291,001

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                             (263,017)
  Interest income                                                      25,056
                                                                 ------------

                                                                      (96,823)
                                                                 ------------

Expenses:
  Brokerage fee                                                        50,657
  Performance fee                                                           0
  Operating expenses                                                    2,382
                                                                 ------------

                                                                       53,039
                                                                 ------------

Net Income (Loss) - January 2002                                 $   (149,862)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on January 31, 2002                     $    965.04

Net Asset Value per Unit on December 31, 2001                    $    973.64

Unit Value Monthly Gain (Loss) %                                       (0.88)%

Fund 2001 calendar YTD Gain (Loss) %                                   (0.88)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor - Happy New Year!

Typically the New Year brings new resolutions and the desire for this year to be better than the last. January saw some unusual changes afoot. In the headlines Andersen and Enron have replaced Afghanistan, and the equity markets swooned after an early rally, as investors tried to digest news of the Enron and Global Crossing bankruptcies, and subsequent shocking revelations.

These events took their toll on U.S. equity markets that were already under pressure, and resulted in a stumbling start to the New Year, as layoffs, earnings restatements and revenue declines continued to dominate the business news. Internationally, the Japanese economy continued to deteriorate, while the full extent of any Argentinean affect on its neighbors remains unknown.

Positively, any news short of disastrous seems to be interpreted positively in the U.S. Consumer confidence and spending are remarkably robust, as historically low interest rates encourage home refinancing. Proposed increases in government spending gives the potential for a deficit for the first time in many years. Could this acceleration in spending cause inflationary pressure and further increases in interest rates from the recent 40-year lows? Perhaps, but these are exactly the kind of opportunities that we look for.

Campbell posted a small loss for January, largely as a result of volatility in the global currency markets. Energy and bonds contributed gains, as did our short stock index positions.

We are excited about the opportunities that 2002 will bring.



Bruce Cleland
President/CEO